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                                                                    EXHIBIT 4.2

                                 CONVERSION AGREEMENT


    This Agreement is made as of March 28, 1996, by and between MARQUEST MEDICAL PRODUCTS, INC., a Colorado corporation (the "Company") and SCHERER HEALTHCARE, INC., a Delaware corporation (the "Investor").

                                       RECITALS

    As evidenced by a Promissory Note dated June 15, 1993 in the original principal amount of $4,042,900 (the "Convertible Note") the Company is indebted to the Investor on the date hereof in the outstanding principal amount of $1,851,600. The Company is also indebted to the Investor in the amount of $486,571 representing accrued and unpaid interest on the Convertible Note through March 5, 1996 and in the amount of $376,330 for management fees owed by the Company to the Investor through March 5, 1996.

    Pursuant to the terms in the Convertible Note, the Investor has the right to convert the principal balance of the Convertible Note into common stock of the Company at the conversion rate of $0.75 per share. The Company has requested that the Investor also convert accrued and unpaid interest on the Convertible Note and the management fees owed by the Company to the Investor through march 5, 1996 into common stock of the Company, and to induce the Investor to do so, has agreed that all of the outstanding principal balance of the Convertible Note, accrued and unpaid interest thereon and the unpaid management fees shall be convertible into common stock of the Company at a conversion price of $0.70 per share.

    The Investor has agreed to convert the principal and interest of the Convertible Note and the unpaid management fees into common stock of the Company at such conversion price.

    NOW THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties agree as follows:

    1. Effective as of the date hereof, the Investor agrees to convert the unpaid principal balance of the Convertible Note in the amount of $1,851,600, unpaid interest thereon in the amount of $486,571 and unpaid management fees owed by the Company in the amount of $376,330 into 3,877,859 shares of common stock of the Company, par value $0.01 per share (the "Conversion Shares"), which represents a conversion price of $0.70 per share (rounded up to the nearest whole number of shares). The Company shall, as soon as practical, issue and deliver to the Investor a certificate for such shares, but such conversion shall be deemed to have been made on the date of this Agreement and the Investor shall be treated for all purposes as the record holder of such shares as of such date. All shares issued to the Investor pursuant to such conversion shall be duly and validly issued and fully paid and non-assessable.

    2. In connection with the conversion effectuated hereby, the Investor represents and warrants to the Company as follows:

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         a.   The Investor is an "accredited investor" within the meaning of
Rule 501 under the Securities Act of 1933 and was not organized for the specific purpose of acquiring the Conversion Shares.

         b. The Investor has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of the Investor's conversion of indebtedness of the Company into the Conversion Shares.

         c. The Investor has had an opportunity to discuss the Company's business, management, and financial affairs and prospects with the Company's management personnel and to conduct such due diligence regarding the Company and the Investor's investment in the Company as the Investor deems necessary.

         d. The stock being acquired by the Investor as a result of the conversion of indebtedness of the Company into the Conversion Shares is being acquired by the Investor for the Investor's own account for purposes of investment and not with a view to or for sale in connection with any distribution or resale thereof.

         e. The Investor understands that the Conversion Shares will not be registered under the United States Securities Act of 1933, as amended, by reason of its issuance in transactions exempt from the registration requirements of such Act pursuant to Section 4(2) of such Act, (ii) the Conversion Shares must be held indefinitely unless a subsequent disposition thereof is registered under such act or is exempt from registration, and (iii) the Company will make a notation on its transfer books to such effect.

         f. The Investor understands that the following legend will be placed on all stock certificates evidencing the Conversion Shares:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY BE SOLD OR TRANSFERRED ONLY IF THE SHARES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR MARQUEST MEDICAL PRODUCTS, INC. RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

    3.   The Company represents and warrants as follows:

         a. This Agreement and the issuance of the Conversion Shares pursuant to this Agreement (i) have been duly authorized by all necessary corporate action, and (ii) does not and will not violate or contravene any provisions of law or the Articles of Incorporation or Bylaws of the Company or any agreement by which the Company or any of its assets are bound. The Company is not required to obtain the consent or approval of any person or entity, including, without limitation, any governmental authority or its shareholders, to enter into this Agreement

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and to consummate the transactions contemplated by this Agreement, except for consents which have already been obtained.

         b. When issued pursuant to this Agreement, the Conversion Shares will be duly and validly issued and will be fully paid and non-assessable.

    IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                  SCHERER HEALTHCARE, INC.



                                  By:
                                      ---------------------
                                   Its:  CHAIRMAN AND CEO


                                  MARQUEST MEDICAL PRODUCTS, INC.



                                  By:
                                       -----------------------
                                   Its:  PRESIDENT


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